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                                                Filed pursuant to Rule 424(b)(2)
                                                      Registration No. 333-11324


                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED JANUARY 7, 2000)

                                 480,000 SHARES

                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                                  COMMON STOCK

                                  ___________


     You should carefully read this prospectus supplement and the accompanying prospectus before you invest. Both documents contain information you should consider carefully before making your investment decision.

     Investing in our common stock involves a high degree of risk. See "RISK FACTORS" beginning on page 6 of the prospectus.

                              PLAN OF DISTRIBUTION

     We are offering 480,000 shares of our common stock to an institutional investor pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $45.00 per share. We will be paying a placement fee in the aggregate amount of $1,080,000 to the purchaser or its agent in connection with the sale of the common stock. We will not pay any other compensation in conjunction with the sale of our common stock.

                                USE OF PROCEEDS

     The net proceeds to the Company from this offering will be $20,520,000. We expect to use the proceeds of this offering, net of offering expenses, as described in the prospectus. See "USE OF PROCEEDS" beginning on page 23 of the prospectus.

                       WHERE YOU CAN GET MORE INFORMATION

     The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. We incorporate the documents listed below, in addition to those indicated on page 21 of the prospectus:

o  Our Report on Form 6-K/A filed September 9, 2000;
o Our Annual Report on Form 20-F for the year ended December 31, 1999 filed June 30, 2000;
o Our Annual Report on Form 10-K for the year ended December 31, 1999 filed June 30, 2000;
o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed June 30, 2000;
o  Our Current Report on Form 8-K filed May 22, 2000;
o  Our Current Report on Form 8-K/A filed May 25, 2000; and
o  Our Current Report on Form 8-K/A/2 filed June 30, 2000.
o The description of our common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, dated November 30, 1995
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                          MARKET FOR OUR COMMON STOCK

     Our common stock is traded on the Nasdaq National Market and on the EASDAQ market in Europe under the symbol "LHSP". On June 29, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $42.3125 per share. The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market.

     As of June 29, 2000, we had 142,460,366 shares of common stock outstanding.

                                    GENERAL

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is June 30, 2000.